As filed with the Securities and Exchange Commission on May 2, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOGORO INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11F, Building C,

No. 225, Section 2, Chang’an E. Rd.

SongShan District, Taipei City 105

Taiwan

+886 3 273 0900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor,

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mark B. Baudler

Steven V. Bernard

Rachel Nagashima

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

(415) 947-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is emerging growth company as defined in Rule 405 of Securities Act.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), shall determine.

EXPLANATORY NOTE

Pursuant to the transactions contemplated by that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of September 16, 2021, by and among Gogoro Inc. (“Gogoro” or the “Company”), Poema Global Holdings Corp. (“Poema Global”), Starship Merger Sub I Limited, a wholly-owned subsidiary of Gogoro (“Merger Sub”), and Starship Merger Sub II Limited, a wholly-owned subsidiary of Gogoro (“Merger Sub II”). Pursuant to the Merger Agreement, (a) Merger Sub merged with and into Poema Global (the “First Merger”), with Poema Global surviving the First Merger as a wholly-owned subsidiary of Gogoro (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (b) immediately following the First Merger, the Surviving Entity merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro (collectively, the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement, Merger Sub II became a wholly-owned subsidiary of Gogoro, with the shareholders of Poema Global becoming shareholders of Gogoro. The Business Combination closed on April 4, 2022 (the “Closing Date”).

Subject to the terms and conditions of the Merger Agreement, immediately prior to the closing of the Business Combination (the “Closing”) and prior to the consummation of any of the transactions contemplated by the Subscription Agreements (as defined below), Gogoro effected a share subdivision of each of its outstanding ordinary shares, par value $0.0001 per share (“Ordinary Shares”) into such number of Ordinary Shares as calculated in accordance with the terms of the Merger Agreement to cause the value of the Ordinary Shares to equal $10.00 per share after giving effect to such share subdivision.

In connection with the Closing, (i) each outstanding unit of Poema Global was separated into one Poema Global Class A ordinary share and one half of one warrant to purchase Poema Global Class A ordinary shares, (ii) each holder of Poema Global Class A ordinary shares and Poema Global Class B ordinary shares received Ordinary Shares on a one-for-one basis, and (iii) each outstanding warrant to purchase Poema Class A ordinary shares were exchanged for a warrant to purchase Ordinary Shares. No fractional warrants were issued in connection with the Closing.

In connection with the Business Combination, a number of investors (the “PIPE Investors”) purchased from the Company an aggregate of 29,482,000 newly-issued shares of Ordinary Shares (the “PIPE Investment”), for a purchase price of $10.00 per share and an aggregate purchase price of $294,820,000 (the “PIPE Shares”), each pursuant to a separate subscription agreement (each, a “Subscription Agreement”), entered into on September 16, 2021, January 18, 2022 and March 21, 2022. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the PIPE Investors with respect to their PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the Closing. In addition, on April 4, 2022, the Company entered into Registration Rights Agreements with directors, officers and certain shareholders of the Company prior to the Closing Date (“Legacy Gogoro”), providing for certain registration rights to those parties.

The information contained in this prospectus is not complete and may be changed. No securities may be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission with respect to such securities has been declared effective. This prospectus is not an offer to sell these securities and no offers to buy these securities are being solicited in any jurisdiction where their offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 2, 2022

PRELIMINARY PROSPECTUS

UP TO 199,825,500 ORDINARY SHARES

OF

GOGORO INC.

This prospectus relates to the offer and sale by us of (i) 17,250,000 ordinary shares, par value $0.0001 per share (“Ordinary “Shares”) of Gogoro Inc. (the “Company) issuable upon the exercise of 17,250,000 redeemable warrants to purchase Ordinary Shares, which are exercisable at a price of $11.50 per share (the “Public Warrants”), and (ii) 9,400,00 Ordinary Shares issuable upon the exercise of 9,400,000 private placement warrants (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”) held by certain affiliates of Poema Global Partners LLC (the “Sponsor”), which are exercisable at a price of $11.50 per share.

This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (a) 29,482,000 Ordinary Shares (the “PIPE Shares”) purchased by certain investors (the “PIPE Investors”) on April 4, 2022 (the “Closing Date”) pursuant to separate subscription agreements dated September 16, 2021, January 18, 2022 and March 21, 2022 (the “PIPE Subscription Agreement”), (ii) 125,668,500 Ordinary Shares beneficially owned by certain shareholders of the Company prior to the Closing Date (“Legacy Gogoro,” and such Ordinary Shares, the “Legacy Gogoro Shares”) (inclusive of up to 7,075,741 Ordinary Shares issuable to such shareholders pursuant to the earnout provisions of the Merger Agreement (as described herein), (iii) 8,625,000 Ordinary Shares issued to certain affiliates of the Sponsor (the “Sponsor Shares,” and together with the Legacy Gogoro Shares, the “Affiliated Shares”), and (iv) 9,400,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants. The Ordinary Shares offered by the Selling Securityholders are identified in this prospectus as the Registered Shares (the “Registered Shares”). The Selling Securityholders may, or may not, elect to sell Registered Shares as and to the extent that they may individually determine. See the section entitled “Plan of Distribution.”

We will not receive any proceeds from any sale of Registered Shares by Selling Securityholders under this prospectus. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

Of the 173,175,500 Ordinary Shares that may be offered or sold by the Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lock-up restrictions with respect to 154,654,239 of those shares, pursuant to our agreements further described in the sections titled “Certain Relationships, Related Party and Other Transactions” appearing elsewhere in this prospectus.

Our Ordinary Shares and Public Warrants are currently traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “GGR” and “GGROW,” respectively. Our Ordinary Shares and Public Warrants began trading on the Nasdaq on April 5, 2022. The closing price of our Ordinary Shares on the Nasdaq on April 29, 2022 was $6.10 per ordinary share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are also a “foreign private issuer,” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our Ordinary Shares involves a high degree of risk. Before buying any Ordinary Shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 10 of this prospectus and other risk factors contained in the documents incorporated by reference herein..

The date of this prospectus is                 , 2022.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We are not offering any Ordinary Shares for sale under this prospectus and will not receive any proceeds from the sale of Registered Shares by such Selling Securityholders under this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor they take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders are making an offer to sell Ordinary Shares in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Ordinary Shares.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

For investors outside the United States: Neither we nor the Selling Securityholders have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Ordinary Shares and the distribution of this prospectus outside the United States.

We are a company incorporated under the laws of the Cayman Islands, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Gogoro,” the “Company,” “we,” “us” and “our” refer to Gogoro Inc., a Cayman Islands exempted holding company, together as a group with its subsidiaries, including its Operating Subsidiaries. All references in this prospectus to “Poema Global” refer to Poema Global Holdings Corp.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the regions in which we operate, including our general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to us, and other industry publications, surveys and forecasts. We have not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been independently verified. While we believe that the market data, industry forecasts and similar information included in this prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of our industry and the markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and under the headings “Risk Factors” and “Operating and Financial Review and Prospects” in our annual report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference into this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

“Board”	means the board of directors of Gogoro.

“Cayman Companies Act”	means the Companies Act (As Revised) of the Cayman Islands.

“Earnout Shares”	means, pursuant to the Merger Agreement, up to 12,000,000 Ordinary Shares issuable by Gogoro upon the satisfaction of certain conditions. See “Summary—Recent Developments—Business Combination with Poema Global and Related Transactions—Earnout Shares” for additional details.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“First Effective Time”	means the effective time of the First Merger.

“First Merger”	means the merger of Merger Sub with and into Poema Global, following which the separate corporate existence of Merger Sub shall cease and Poema Global shall continue as the Surviving Entity and as a wholly-owned subsidiary of Gogoro.

“GAAP”	means accounting principles generally accepted in the United States of America.

“Gogoro”	means Gogoro Inc., a Cayman Islands exempted holding company, together as a group with its subsidiaries, including its Operating Subsidiaries.

“GoStation”	means Gogoro Battery Swapping Stations.

“ICE”	means internal combustion engine.

“Merger Agreement”	means the Agreement and Plan of Merger, dated as of September 16, 2021, by and among Poema Global, Gogoro, Merger Sub and Merger Sub II.

“Merger Sub”	means Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro.

“Merger Sub II”	means Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro.

“OEM”	means original equipment manufacturer.

“Operating Subsidiaries”	means, collectively, the operating subsidiaries of Gogoro Inc., a Cayman Islands exempted holding company, which include Gogoro Taiwan Limited, Gogoro Taiwan Sales and Services Limited, Gogoro Network, Taiwan Branch, Gogoro Network Pte. Ltd., and GoShare Taiwan Limited.

“Ordinary Share”	means the ordinary share of Gogoro, par value $0.0001 per share, that are traded on Nasdaq under the ticker symbol “GGR.”

“PBGN”	means Powered by Gogoro Network.

“PCAOB”	means the Public Company Accounting Oversight Board.

“PIPE Investment”	means the commitment by the PIPE Investors to purchase the PIPE Shares.

“PIPE Investors”	means certain accredited investors that entered into the Subscription Agreements.

“PIPE Shares”	means an aggregate of 29,482,000 Ordinary Shares to be purchased by the PIPE Investors pursuant to the Subscription Agreements at a price per share of $10.00.

“Poema Global”	means Poema Global Holdings Corp., a blank check Cayman Islands exempted company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination.

“Poema Global Class A Share”	means a Class A ordinary share of Poema Global, par value $0.0001 per share.

“Poema Global Class B Share”	means a Class B ordinary share of Poema Global, par value $0.0001 per share.

“Poema Global IPO”	means the initial public offering of Poema Global, which was consummated on January 8, 2021.

“Private Placement Warrants”	means the warrants sold to Sponsor in the private placement consummated concurrently with the Poema Global IPO, each entitling its holder to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.

“Public Warrants”	means the redeemable warrants each entitling its holder to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, that are traded on the Nasdaq under the ticker symbol “GGROW.”.

“Second Effective Time”	means the effective time of the Second Merger.

“Second Merger”	means the merger of Poema Global with and into Merger Sub II with Merger Sub II surviving as a wholly-owned subsidiary of Gogoro.

“Second Plan of Merger”	means the plan of merger for the Second Merger.

“Securities Act”	means the Securities Act of 1933, as amended.

“Sponsor”	means Poema Global Partners LLC.

“Sponsor Earn-in Shares”	means 6,393,750 of the Ordinary Shares held by the Sponsor immediately after the First Effective Time that shall become unvested and subject to forfeiture immediately after the First Effective Time.

“Share Subdivision”	means a share subdivision of each Ordinary Share into such number of Ordinary Shares calculated in accordance with the terms of the

v

Merger Agreement, such that each Ordinary Share will have a value of $10.00 per share after giving effect to such share subdivision. Unless otherwise indicated, this prospectus does not reflect the Share Subdivision.

“Subdivision Factor”	means a number resulting from dividing (i) $2,011,251,500 (being the value of Gogoro as adjusted by its cash and indebtedness as of June 30, 2021) by (ii) the product of (x) the Aggregate Fully Diluted Company Shares, and (y) 10.

“Subscription Agreements”	means the subscription agreements entered into by the PIPE Investors on September 16, 2021, January 18, 2022 and March 21, 2022.

“Transactions”	means the transactions contemplated by the Merger Agreement and the Ancillary Documents.

“Units”	means the units issued in the Poema Global IPO, each consists of one Poema Global Class A Share and one-half of one warrant to purchase one Poema Global Class A Share.

“Warrants”	means the Public Warrants and the Private Placement Warrants.

SUMMARY

This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the other documents referred to in this prospectus before making an investment in our Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. For additional information, see “Where You Can Find More Information” in this prospectus

Overview

We are an innovation company with a mission to accelerate the shift to sustainable urban life by eliminating the barriers to electric fuel adoption to bring smart and swappable electric power within reach of every urban rider in the world. Nowadays, we are enabling end customers on our network to refuel their ePTWs in seconds at our over 2,200 battery swapping locations in Taiwan. Our network has delivered over 248 million battery swaps as of December 31, 2021 and manages over 330,000 swaps a day as of December 31, 2021. Our systems have been refined and proven with over 4.5 billion kilometers ridden by over 450,000 subscribers as of December 31, 2021.

Our battery swapping technology compromises an interoperable platform that seamlessly integrates a comprehensive ecosystem of hardware, software, and services, which consists of Gogoro Smart Batteries, GoStations, Gogoro Network Software & Battery Management Systems, Smartscooter and related components and kits.

When we began the development of our first-of-their-kind Smart Batteries and Smartscooters in Taiwan, there were no suitable manufacturing technologies or supplier solutions available. So we built our first Smart Factory, invented our own vertically integrated systems, and helped accelerate the technology shift within our supply chain. We have invested in our proprietary production methods and developed best practices combining advancements from premium automotive, consumer electronics, material science, and software. The innovation we have developed in the process has provided us a strong competitive advantage by allowing us to deliver technically advanced ePTWs while keeping our costs low.

Gogoro Network battery swapping service for ongoing access to battery swapping at a set monthly or per-swap fee based on the energy consumed. Our business model has demonstrated ~100% attach rates for Gogoro Network subscription revenue for every annual cohort of ePTWs sold since inception in our home market of Taiwan. We believe the stickiness of Swap & Go subscription revenue accumulated over the life of every battery in the system represents compelling differentiation of our business model.

During the past decade in Taiwan, we have built our owned battery swapping network to establish the Gogoro battery swapping ecosystem and catalyze the marketplace. In just over six years, the ePTWs have grown to 10% of all PTWs” since we launched our first ePTW in 2015, where virtually 100% of all PTWs in Taiwan were ICE PTWs at that time. As of December 31, 2021, approximately 97% of electric two-wheelers sales have been delivered from Gogoro and our PBGN OEM partners. As we continue to expand and add additional OEM partners beyond Taiwan, we’ll rely significantly on our strong and strategic OEM partnership with their global footprint, manufacturing agility, supply chain, and logistics capabilities, which will allow us to support our regional partners with greater speed and cost efficiency while further extending our brand’s reach. We believe that our proven battery swapping platform, enabling technologies and strong OEM partnerships will drive rapid and sustained growth opportunities into global markets in the future.

Since Gogoro’s inception in 2011, we have been engaged in developing and marketing our ePTW, battery swapping network, subscriptions, and other offerings, raising capital, and recruiting personnel. We have incurred net operating losses and net cash outflows from operations in every year since our inception. As of December 31, 2021, we had an accumulated deficit of $116.6 million. We have funded our operations primarily with proceeds from revenues generated from the sales of electric scooters and battery-swapping services, borrowings under our loan facilities, and private placements of our preferred and ordinary shares.

We are a Cayman Islands exempted holding company with operations conducted through subsidiaries. Our operations in mainland China are limited to the following:

(i)	Our Taiwanese subsidiary sells products in mainland China;

(ii)

in November 2020, Gogoro Network Pte. Ltd. which is incorporated in Singapore, entered into a Capital Increase Agreement with Yadea and DCJ, which is governed by PRC law. Among other things, the Capital Increase Agreement provides that Gogoro will sell battery packs and battery swapping stations to a joint venture (which Gogoro has not invested any funds in) and we will receive a licensing fee for use of our SaaS platform. We do not hold any equity interest in Yadea or DCJ or any other entity incorporated in the PRC;

(iii)

Our Taiwan subsidiaries have entered into a service agreement with the joint venture mentioned in (ii) above under which our Taiwan subsidiaries provide consulting services to the joint venture in exchange for a consulting fee; and

(iv)	Gogoro Network Pte. Ltd. receives a licensing fee associated with its SAAS platform from the joint venture mentioned in (ii) above.

In addition, we currently have two subsidiaries in the PRC that are inactive. Although we sell its products in mainland China, we believe that it is currently not required to obtain any permission or approval from the China Securities Regulatory Commission (“CSRC”), the Cyberspace Administration of China (“CAC”) or any other PRC governmental authority to operate its business or to list its securities on a U.S. securities exchange or issue securities to foreign investors other than standard company registration with the competent State Administration for Market Regulation and other business items that require governmental approval, such as construction permit and Internet Content Provider (“ICP”) approval and Gogoro has not been denied approval for any of its subsidiaries operations from any government entities.

Additionally, we are not currently aware of any requirement to obtain approvals to offer securities to foreign investors by authorities of other countries. However, there is no guarantee that this will continue to be the case in the future in relation to the listing or continued listing of our securities on a U.S. securities exchange, or even in the event such permission or approval is required and obtained, it will not be subsequently revoked or rescinded.

Recent Developments

Business Combination with Poema Global and Related Transactions

On April 4, 2022 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) with Poema Global, pursuant to that certain Agreement and Plan of Merger, dated as of September 16, 2021 (as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of March 21, 2022, the “Merger Agreement”), Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub”) and Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the laws of Cayman Islands and a wholly-owned subsidiary of Gogoro (“Merger Sub II”). On the Closing Date, pursuant to the Merger Agreement, (i) Merger Sub merged with and into Poema Global (the “First Merger”), with Poema Global surviving the First Merger as a wholly-owned subsidiary of Gogoro, and (ii) Poema Global merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Gogoro.

Additionally, on the Closing Date, certain investors (“PIPE Investors”) completed the subscription of 29,482,000 Ordinary Shares at $10.00 per share for an aggregate subscription price of $294,820,000, pursuant to a series of subscription agreements (the “Subscription Agreements”) previously entered into among the PIPE Investors, Poema Global and Gogoro.

Prior to the Closing Date, the interim amended and restated memorandum and articles of association of Gogoro was adopted and became effective. On the Closing Date, immediately prior to the effective time of the First Merger (the “First Effective Time”) and prior to the consummation of any of the transactions contemplated by the Subscription Agreements, (i) Gogoro repurchased each series C preferred share of Gogoro (“Gogoro Series C Preferred Shares”), that was issued and outstanding immediately prior to the First Effective Time, for cash consideration in an amount equal to the initial subscription price for such Gogoro Series C Preferred Shares. Immediately upon receipt of such cash consideration, each holder of a Gogoro Series C Preferred Share applied such amount to the subscription for one Ordinary Share; (ii) the amended and restated memorandum and articles of association of Gogoro was adopted and became effective; and (iii) each Ordinary Share that was issued and outstanding immediately prior to the First Effective Time was subdivided into 0.8752888353 Ordinary Shares, such that each Ordinary Share shall have a value of $10.00 per share after giving effect to such share subdivision (the “Share Subdivision”). Actions set forth in paragraphs (i) through (iii) above are collectively referred to as the “Recapitalization.” Immediately following the Share Subdivision but prior to the consummation of any of the transactions contemplated by the Subscription Agreements or any transactions described in the following two paragraphs, there were 201,125,149 Ordinary Shares issued and outstanding.

In connection with the closing of the Business Combination, each Class B ordinary share of Poema Global, par value $0.0001 per share (“Poema Global Class B Shares”) was automatically converted into one Class A ordinary share of Poema Global, par value $0.0001 per share (“Poema Global Class A Shares”, such automatic conversion, the “Poema Global Class B Conversion”). Each issued and outstanding unit (“Unit”), consisting of one Poema Global Class A Share and one-half of one warrant of Poema Global sold to the public (the “Public Warrant”), was automatically separated the holder thereof was deemed to hold one Poema Global Class A Share and one-half of one Public Warrant (the “Unit Separation”). No fractional Public Warrants was issued in connection with such separation such that if a holder of such Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation was rounded down to the nearest whole number of Public Warrants and no cash was paid in lieu of such fractional Public Warrants. After giving effect to the Poema Global Class B Conversion and the Unit Separation, each issued and outstanding Poema Global Class A Share (including in connection with the Poema Global Class B Conversion and the Unit Separation) was no longer outstanding and was automatically converted into the right of the holder thereof to receive one Ordinary Share (after giving effect to the Recapitalization). Each Public Warrant (including in connection with the Unit Separation) and each issued and outstanding warrant of Poema Global sold to Poema Global Partners LLC, a Cayman Islands limited liability company (the “Poema Global Sponsor”), in a private placement in connection with Poema Global’s initial public offering (the “Private Placement Warrants”) was automatically and irrevocably be assumed by Gogoro and converted into a Warrant.

On the Closing Date, Gogoro issued (i) 13,618,735 Ordinary Shares to holders of Class A ordinary shares of Poema Global, including 8,625,000 Ordinary Shares issued to holders of Class B ordinary shares of Poema Global, including the Poema Global Sponsor, 6,393,750 of such shares shall become unvested shares and subject to surrender and forfeiture at Closing (the “Sponsor Earn-In Shares”), until milestones based on the achievement of certain price targets of Ordinary Shares following the Closing Date are met; (iii) 26,650,000 Warrants to holders of Public Warrants and Private Placement Warrants; (iv) 201,125,149 Ordinary Shares to existing shareholders of Gogoro; and (v) 29,482,000 Ordinary Shares to the PIPE Investors.

Earnout Shares

Pursuant to the terms of the Merger Agreement, we may issue up to 12,000,000 Ordinary Shares to persons who are Gogoro shareholders immediately prior to the First Effective Time, but after the Recapitalization. We refer to these shares as the “Earnout Shares” and the Gogoro shareholders who are eligible to receive such shares as the “Earnout Participants”). We refer to the period from and after the Closing Date until the sixth anniversary of the Closing Date as the “Earnout Period.” Subject to the terms and conditions contemplated by the Merger Agreement, one-third of the Earnout Shares are issuable if over any twenty trading days within any thirty trading day period during the Earnout Period the volume-weighted average price of the Ordinary Shares is greater than or equal to $15.00, $17.50 and $20.00, respectively, each of which we refer to as an “Earnout Event.” Any fractional shares will be rounded down to the nearest whole number and payment for such fraction will be made in cash in lieu of any such fractional share based on a value equal to the applicable target price. Each Earnout Participant will receive Earnout Shares, if any, in accordance with its “Pro Rata Portion,” which is equal to a number of Ordinary Shares equal to the quotient obtained by dividing (i) the aggregate number of Ordinary Shares held by such Earnout Participant following the Recapitalization and immediately prior to the First Effective Time by (ii) the aggregate number of Ordinary Shares held by all Earnout Participants following the Recapitalization and immediately prior to the First Effective Time.

Corporate Information

Gogoro was incorporated as an exempted company in accordance with the laws and regulations of the Cayman Islands on April 27, 2011. The mailing address of Gogoro’s principal executive office is 11F, Building C, No. 225, Section 2, Chang’an E. Rd., SongShan District, Taipei City 105, Taiwan, and its telephone number is +886 3 273 0900.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We are an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of the closing of the Business Combination.

As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) the option to present only two years of audited financial statements and related discussion in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus; (ii) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; (iii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); (iv) not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and (v) not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

We have elected not to opt out of, and instead to take advantage of, such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Foreign Private Issuer

Gogoro is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, Gogoro is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq Stock Market LLC (“Nasdaq”) applicable to U.S. domestic companies. For example, Gogoro is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. While Gogoro does not currently intend to follow home country practice in lieu of the above requirements, Gogoro could decide in the future to follow home country practice and its Board of Directors could make such a decision to depart from such requirements by ordinary resolution. As a result, Gogoro’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, Gogoro is also subject to reduced disclosure requirements and is exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

THE REGISTERED SHARES

Nasdaq Symbol for our Ordinary Shares	“GGR”

Issuance of Ordinary Shares

Ordinary Shares outstanding prior to exercise of all Warrants	244,225,884 shares

Ordinary Shares to be issued upon exercise of all Warrants	26,650,000 shares

Exercise Price of the Warrants	$11.50 per share, subject to adjustment as described herein

Use of Proceeds	We will receive up to an aggregate of approximately $306,475,000 from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Resale of Ordinary Shares

Registered Shares being registered on behalf of the Selling Securityholders (representing PIPE Shares, Affiliate Shares and Ordinary Shares issuable pursuant to the exercise of the Private Placement Warrants)

173,175,500 shares.

Offering price	The Ordinary Shares offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See the section titled “Plan of Distribution”.

Use of proceeds	We will not receive any proceeds from the sale by the Selling Securityholders of Registered Shares under this prospectus.

Dividend Policy	We have never declared or paid any cash dividends on our shares and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.

Unless otherwise stated in this prospectus, the number of our Ordinary Shares set forth herein is as of April 4, 2022 and is based on 244,225,884 Ordinary Shares issued and outstanding. Such shares that are issued and outstanding on such date includes 6,393,750 Sponsor Earn-in Shares, but excludes:

•	12,000,000 Earnout Shares;

•	26,650,000 Warrants to purchase Ordinary Shares;

•	40,467,241 Ordinary Shares available for issuance under the 2022 Equity Incentive Plan;

•	17,250,00 Ordinary Shares issuable upon the exercise of the Public Warrants to purchase Ordinary Shares outstanding as of April 4, 2022, with an exercise price of $11.50 per share; and

•	9,400,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants to purchase Ordinary Shares outstanding as of April 4, 2022, with an exercise price of $11.50 per share.

Regulatory Matters

PRC Approvals

Currently, Gogoro is not required to obtain pre-approval or fulfill any filing and reporting obligations from or to Chinese authorities, including the CSRC or the CAC, to issue securities to foreign investors. However, as there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies, including how those laws and regulations will be interpreted or implemented, there can be no assurance that Gogoro’s PRC subsidiaries will not be subject to such requirements, approvals or permissions in the future.

Although Gogoro’s PRC subsidiaries are currently inactive, in order to operate Gogoro’s business activities in mainland China, each of Gogoro’s PRC subsidiaries is required to obtain a business license from the State Administration for Market Regulation (the “SAMR”). Each of Gogoro’s PRC subsidiaries has obtained a valid business license from the SAMR, and no application for any such license has been denied. Further, to operate Gogoro’s business activities in mainland China, Gogoro’s relevant PRC subsidiaries are also required to obtain other permits from the PRC government, including certificates and other qualifications for customs, inspection and quarantine declarations. Gogoro’s PRC subsidiaries have obtained the foregoing permits applicable to them and no application for such permits has been denied.

Proposed PRC Cybersecurity Measures

As of the date of this prospectus, since Gogoro’s PRC subsidiaries are inactive, Gogoro has not been informed by any relevant Chinese government authorities that Gogoro’s PRC subsidiaries are identified as or considered a “network platform operator” or “data processing operator,” nor has Gogoro received any inquiry, notice, warning, sanction in such respect or any regulatory objections to the Business Combination. However, on December 28, 2021, the CAC published the amendment to the Cybersecurity Review Measures (“Measures”), which is to replace the current Cybersecurity Review Measures after it becomes effective on February 15, 2022. On November 14, 2021, the CAC released a draft of the Administrative Regulations on Network Data Security (“Draft Regulations”) for public consultation. The Measures stipulate that, among other items, if an issuer is classified as a “network platform operator” and such issuer possesses personal information of more than one million users and intends to be listed on a securities exchange in a foreign country, it must complete a cybersecurity review. Alternatively, relevant governmental authorities in the PRC may initiate a cybersecurity review if such governmental authorities determine an operator’s cyber products or services, data processing or potential listing in a foreign country affect or may affect national security. The Draft Regulations also stipulate that, among other items, for any listing to be done on a security exchange in a foreign country involving a “data processing operator” with personal information of more than one million users, such “data processing operator” shall report to the CAC for a cybersecurity review. The Draft Regulations were released for public comment only, and the draft provisions and anticipated adoption or effective date are subject to changes and thus its interpretation and implementation remain substantially uncertain. Gogoro cannot predict the impact of the Draft Regulations, if any, on the operations of Gogoro at this stage.

“Data processing operators” is defined under the Draft Regulations as “any individual or organization that autonomously determines the purpose and manner of the processing of network data” and “network platform operators” is not defined under the Measures. While the exact scope of “network platform operators” and “data processing operators” remains unclear, the Chinese government authorities may have wide discretion in the interpretation and enforcement of these laws. Currently, the Measures and the Draft Regulations have not materially affected Gogoro’s PRC business and operations and Gogoro does not believe its business activities affect or may be interpreted to affect PRC’s national security. In anticipation of the strengthened implementation of cybersecurity laws and regulations, there can be no assurance that Gogoro’s PRC subsidiaries will not be deemed as a network platform operator or data processing operator under the Chinese cybersecurity laws and regulations in the future, or that the Measures or the Draft Regulations will not be further amended or other laws or regulations will not be promulgated to subject Gogoro to the cybersecurity review or other compliance requirements. In such case, Gogoro may face challenges in addressing such enhanced regulatory requirements. For additional information, see “Risk Factors — Risks related to Gogoro’s Business — Gogoro’s failure to comply with data protection laws and regulations could lead to government enforcement actions and significant penalties against Gogoro, and adversely impact Gogoro’s operating results,” and “Risk Factors — Risks Related to Conducting Operations in the PRC — Compliance with the PRC new Data Security Law, Cybersecurity Review Measures, Administrative Regulations on Network Data Security (draft for public consultation), Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect Gogoro’s business.”

Summary Risk Factors

You should consider all the information contained in this prospectus in deciding whether to invest in our Ordinary Shares. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 10 and the risk factors described in our annual report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference into this prospectus. Such risks include, but are not limited to:

•	We are an early-stage company with a history of operating losses and expect to incur significant expenses and continuing losses at least for the near and medium term.

•

Our expectations for future operating and financial results are subject to significant uncertainty and are based on assumptions, analyzes and internal estimates developed by management, any or all of which may not prove to be correct or accurate. If these assumptions, analyzes or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially and adversely from our anticipated results.

•	If we fail to execute our growth strategy or manage growth effectively, our business, financial condition and results of operations would be adversely affected.

•	Our financial results may vary significantly from period to period due to fluctuations in its operating costs or expenses and other foreseeable or unforeseeable factors.

•	We may experience delays in launching and ramping the production of our products and features, or we may be unable to control our manufacturing costs.

•	Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our solutions.

•	If we fail to expand effectively into new markets, including India, mainland China and Indonesia, our revenues and business may be negatively affected.

•

We may attempt to enter into strategic collaborations or alliances, including forming joint ventures, in locations such as India, the PRC and Indonesia and if we are unsuccessful in such acquisitions or strategic collaborations or alliances, we may fail to realize expected benefits from such transactions or such transactions could harm our existing business.

•	Our success depends on its ability to develop and maintain relationships with our partners, including our OEM partners.

•

Our business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand the scope of such services with other parties.

•	We may need to raise additional funds and these funds may not be available when needed or may be available only on unfavorable terms.

•	We face strong competition for our products and services from a growing list of established and new competitors.

•	Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for our products and services.

•	Our growth and success are highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs and PTWs.

•

The EV and PTW markets are characterized by rapid technological change, which requires us to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of our products and our financial results.

•	Our business may be adversely affected if we are unable to protect our technology and intellectual property from unauthorized use by third parties.

•

Although the audit report incorporated by reference in this prospectus is issued by auditors who are currently inspected fully by the PCAOB, there is no guarantee that future audit reports will be issued by auditors that are completely inspected by the PCAOB.

•	Our business may be adversely affected by the changes of governmental policy and subsidy program in Taiwan electric scooters market.

•	Our Taiwan subsidiaries bear product liabilities for damages caused by our products under Taiwan regulations on consumer protection.

•	A downturn in mainland China or global economy, and economic and political policies of the PRC could materially and adversely affect our business operations in mainland China.

•

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

•	Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to us and our security holders.

•

Our business, financial condition and results of operations, and/or the value of our securities or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the PRC government intervenes in or influences our operations.

•

Our operations may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection and we may have to spend additional resources and incur additional time delays to complete any such business combination or be prevented from pursuing certain investment opportunities.

RISK FACTORS

You should consider carefully the risks described below and the risks described under the heading “Risk Factors” in Item 3.D of our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, which Item 3.D is herein incorporated by reference. In addition, you should consider the risk factors in any prospectus supplement.

Such risks are not exhaustive. We may face additional risks that are presently unknown to us or that we believe to be immaterial as of the date of this prospectus. Known and unknown risks and uncertainties may significantly impact and impair our business operations.

Risks Related to this Offering

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Ordinary Shares and Public Warrants to fall.

The Selling Securityholders can sell, under this prospectus, up to 173,175,500 Ordinary Shares constituting (on a post-exercise basis) approximately 63.9% of our issued and outstanding ordinary shares as of April 4, 2022 (assuming the exercise of all of our outstanding Warrants). Sales of a substantial number of Ordinary Shares in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding Gogoro’s future financial position, business strategy and plans and objectives of management for future operations, are forward- looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Gogoro’s expectations concerning the outlook for its business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	Our future financial and operating results, including forecasts, trends, expectations and market opportunity;

•	Growth of our business and operations and our ability to effectively manage our growth;

•	Our ability to launch and ramp up the production of our products and features, and our ability to control our manufacturing costs;

•	Our ability to expand our sales and marketing capabilities in order to increase our customer base and achieve broader market acceptance of our solutions;

•	Our dependence on a limited number of vendors, suppliers and manufacturers;

•	Our ability to expand effectively into new markets, including India, the PRC and Indonesia, including the timing and estimates on the number of cities we will expand to;

•	Successful acquisitions of new businesses, products or technologies, or entering into strategic collaborations alliances or joint ventures in locations such as India, the PRC and Indonesia;

•	Our ability to develop and maintain relationships with our partners, including our OEM partners;

•

Significant risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand the scope of such services with other parties;

•	Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells and metals, including as a result of inflation;

•	Our ability to offer high-quality support to the battery swapping stations and station suppliers, or failure to maintain strong user experience;

•	The impacts of service disruptions, outages, errors and performance problems in our products;

•	The impact of health pandemics, including the COVID-19 pandemic;

•	The ability of our products and services to successfully compete with a growing list of established and new competitors;

•	Changes to fuel economy standards or the success of alternative fuels;

•	Our ability to continue to develop new products and product innovations to adapt to the rapid technological change that characterizes the EV and PTW market;

•	Our ability to continue to grow the number of incremental battery swapping subscribers and cumulative battery swapping subscribers;

•	Our ability to successfully implement the pilot programs intended to extend the life of our battery packs beyond use in ePTWs and to create additional revenue streams in the future;

•	Our ability to protect our technology and intellectual property from unauthorized use by third parties;

•	Our expectations about entering into definitive agreements with our partners;

•	The legal, regulatory and financial challenges that we may face with conducting business through subsidiaries in the PRC; and

•	The other matters described in the section titled “Risk Factors” in this prospectus.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this prospectus, including statements regarding market size, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in our annual report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference into this prospectus.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be offered and sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from any sale of securities by Selling Securityholders under this prospectus.

With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholder will pay any underwriting discounts and commissions incurred by them in disposing of such Ordinary Shares, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus, including all registration and filing fees, Nasdaq additional listing fees, and fees of our counsel and our independent registered public accountants.

We will receive up to an aggregate of approximately $306,475,000 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of the Warrants will decrease to the extent that Warrants are exercised on a cashless basis.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

Within the organization, investor cash inflows have all been received by Gogoro Inc., the parent Cayman entity. Cash to fund Gogoro’s operations is transferred from: (i) the Cayman parent to its operating companies through capital contributions; and (ii) operating companies to other operating companies through capital contributions.

As a holding company, Gogoro Inc. may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. If any of Gogoro’s subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Gogoro Inc. As of the date of this prospectus, other than dividends paid to the shareholder of redeemable preferred shares by Gogoro Inc., neither Gogoro Inc. nor any of its subsidiaries have ever paid dividends or made distributions. Gogoro Inc. paid out an aggregate amount of $7,000,000 and $1,215,000 as dividends to shareholders of redeemable preferred shares for the years ended December 31, 2021 and December 31, 2020, respectively.

Gogoro had a net loss in fiscal year 2021 and does not expect to distribute earnings in the near future. Going forward, Gogoro intends to continue to invest profit generated from its business operations to invest in new markets or business lines.

As of December 31, 2021, the following cash transfers have been made from the holding company Gogoro Inc. to its subsidiaries:

•	In 2020, Gogoro Inc. made a $20 million capital contribution to Gogoro Taiwan Limited to support business operations in Taiwan.

Gogoro’s subsidiaries transfer cash to each other through daily operations, including working capital and loans between companies. There are no restrictions on the transfer of cash within the Gogoro group.

Gogoro’s subsidiaries have not made any dividend distributions to the holding company Gogoro Inc. Other than dividends paid to shareholders of redeemable preferred shares by Gogoro Inc., Gogoro Inc. has not made any dividend distribution to its U.S. or non-U.S. shareholders.

RMB is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of Gogoro’s PRC subsidiaries to use their potential future RMB revenues to pay dividends to Gogoro Inc. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of mainland China. Shortages in availability of foreign currency may then restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency- denominated obligations. Currently, our PRC subsidiaries are inactive and do not purchase any foreign currency for settlement. However, if such needs arise in the future, the State Administration of Foreign Exchange of China (“SAFE”) and other relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future to settle transactions. The PRC government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside of PRC, pay dividends in foreign currencies to holders of our securities or to obtain foreign currency through debt or equity financing for our subsidiaries. See “Risks Related to Conducting Operations in the PRC—PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent

Gogoro from using the proceeds of PIPE Investment to make loans to or make additional capital contributions to its PRC subsidiaries” in item 3.D of Form 20-F for a detailed discussion of the Chinese legal restrictions on the payment of dividends and our ability to transfer cash within our organization.

Based on the current corporate structure, Gogoro does not believe that there are restrictions and limitations on its ability to: (i) distribute earnings from its businesses, including subsidiaries outside mainland China, to the parent company and U.S. investors; and (ii) settle amounts owed.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2021 on:

•	a historical basis for Gogoro; and

•

an adjusted basis, after giving effect to the Business Combination, PIPE Investment and the cash exercise in full of the Warrants, resulting in the issuance of 26,650,000 Ordinary Shares for approximately $306.5 million.

As we will not receive any proceeds from the sale of Ordinary Shares sold by the Selling Securityholders, no further change is disclosed on a pro forma basis to reflect sales of shares pursuant to this prospectus.

This table should be read in conjunction with our financial statements and the related notes thereto, included in our annual report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference into this prospectus, as well as under the heading titled “Operating and Financial Review and Prospects” in our annual report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference into this prospectus.

	As of December 31, 2021
(in thousands)	Actual (Audited)	As Adjusted (Unaudited)
Cash and cash equivalents	$217,429	$818,724	*
Total liabilities	720,687	720,687
Equity
Ordinary shares	15	21
Preferred shares	85,714	85,714
Capital surplus	132,993	734,282
Accumulated deficits	(116,609)	(116,609)
Other equity	21,600	21,600
Total Equity	123,713	725,008

Total Capitalization	$844,400	$1,445,695

*	Assuming Warrants are exercised in full for cash.

SELLING SECURITYHOLDERS

This prospectus relates to, among other things, the registration and resale by the Selling Securityholders set forth in the table below of (i) 29,482,000 PIPE Shares (b) 125,668,500 Legacy Gogoro Shares (including up to 7,075,741 Earnout Shares issuable to such Selling Securityholders), (c) 8,625,000 Sponsor Shares, and (d) 9,400,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of some or all of their Ordinary Shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. We cannot advise you as to whether the Selling Securityholders will, in fact, sell any or all of such Ordinary Shares.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of Ordinary Shares beneficially owned by such Selling Securityholder immediately prior to the offering, the number of Ordinary Shares that may be sold by the Selling Securityholders under this prospectus and the number of ordinary shares that the Selling Securityholders will beneficially own after the Registered Shares are sold.

The percentage of beneficial ownership is calculated based on 244,225,884 Ordinary Shares outstanding as of April 4, 2022, adjusted for each owner’s options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of April 4, 2022, if any.

The information in the table below is based upon information provided by the Selling Securityholders. The securities owned by the Selling Securityholders named below do not have voting rights different from the securities owned by other securityholders. Except as otherwise indicated, the address for the persons named in the table is 11F, Building C, No. 225, Section 2, Chang’an E. Rd. SongShan District, Taipei City 105, Taiwan.

Name of Selling Securityholder	Number of Ordinary Shares	Number of Ordinary Shares being Offered	Number of Ordinary Shares After the Offering	Percentage of Outstanding Ordinary Shares Owned After the Offering
Gold Sino Assets Limited (1)	55,271,714	55,271,714	—	0%
PT GoTo Gojek Tokopedia Tbk (2)	2,000,000	2,000,000	—	0%
Lin Yin International Investment Co., Ltd. (3)	2,000,000	2,000,000	—	0%
KAiA Capital Fund I L.P. (4)	1,500,000	1,500,000	—	0%
Hero Motocorp Ltd. (5)	1,500,000	1,500,000	—	0%
Primerose Development Group Limited (6)	1,200,000	1,200,000	—	0%
Zoyi Capital Fund II Investment, L.P. (7)	1,020,000	1,020,000	—	0%
Infinite Treasure Holdings Limited (8)	1,000,000	1,000,000	—	0%
Generation IM Climate Solutions Fund II, L.P. (9)	7,950,106	7,950,106	—	0%
Taishin Venture Capital Investment Co., Ltd. (10)	1,000,000	1,000,000	—	0%
Amazing Overseas Co., Ltd. (11)	980,000	980,000	—	0%
National Development Fund, Executive Yuan (12)	10,037,123	762,000	9,275,123	3.8%
Engine No.1 Perennial Total Value Master Fund, LP (13)	750,000	750,000	—	0%
The Segantii Asia-Pacific Equity Multi-Strategy Fund (14)	500,000	500,000	—	0%
CDIB Capital Growth Partners, L.P. (15)	3,150,829	3,150,829	—	0%
Yadea HK Holdings Limited (16)	500,000	500,000	—	0%
Renowned Idea Investments Limited (17)	500,000	500,000	—	0%
Aranda Investments Pte. Ltd. (18)	500,000	500,000	—	0%
PT Toba Bara Energi (19)	500,000	500,000	—	0%

Name of Selling Securityholder	Number of Ordinary Shares	Number of Ordinary Shares being Offered	Number of Ordinary Shares After the Offering	Percentage of Outstanding Ordinary Shares Owned After the Offering
4.6692 Limited (20)	300,000	300,000	—	0%
Chen Chiu Yen (21)	250,000	250,000	—	0%
Dong Jinggui (22)	200,000	200,000	—	0%
Aeon Motor Co., Ltd. (23)	200,000	200,000	—	0%
Min Yee The (24)	187,500	187,500	—	0%
Wabush Investments Holdings Ltd (25)	187,500	187,500	—	0%
Camiflo Investments Ltd. (26)	187,500	187,500	—	0%
Amplewood Resources Ltd. (27)	3,695,775	3,695,775	—	0%
Oasis Investments II Master Fund Ltd. (28)	100,000	100,000	—	0%
Wang Jinlong (29)	40,000	40,000	—	0%
Wang Jiazhong (30)	15,000	15,000	—	0%
Chen Zi Mu (31)	15,000	15,000	—	0%
Peng-Lin Investment Co., Ltd. (Chung-Yao Yin) (32)	10,480,889	10,480,889	—	0%
Innovative Creations LLC (33)	8,347,611	8,347,611	—	0%
Polymath Limited (34)	4,173,806	4,173,806	—	0%
Joy Billion Holdings Limited (35)	4,173,806	4,173,806	—	0%
Hok-Sum Horace Luke (36)	246,315	246,315	—	0%
Becky Nine (37)	1,362,663	1,362,663	—	0%
Splinter Roboostoff revocable trust (Michael Splinter) (38)	125,215	125,215	—	0%
Ming-I Peng (39)	556,506	556,506	—	0%
Hui-Ming Cheng (40)	234,968	234,968	—	0%
Bruce Aitken (41)	927,511	927,511	—	0%
Pass Liao (42)	819,204	819,204	—	0%
Alan Pan (43)	737,465	737,465	—	0%
Princeville Global Treasury Ltd (44)	7,400,175	7,400,175	—	0%
Homer Sun (45)	7,016,550	7,016,550	—	0%
Teresa Barger (46)	25,000	25,000	—	0%
Richard Hart (47)	25,000	25,000	—	0%
Christina Kosmowski (48)	25,000	25,000	—	0%
Gary Wojtaszek (49)	25,000	25,000	—	0%
Far Eastern International Bank in its capacity as master custodian of Fuh HWA Smart Energy Fund (50)	12,985,173	12,985,173	—	0%
XianBase Investment, Ltd. (51)	10,480,326	10,480,326	—	0%
Huei Hong Investment Co., Ltd. (52)	8,347,611	8,347,611	—	0%
Chang Chun Investment Co., Ltd. (53)	8,347,611	8,347,611	—	0%

(1)

Consists of (a) 52,717,063 Ordinary Shares held by Gold Sino Assets Limited and (b) up to 2,554,651 Earnout Shares issuable to Gold Sino Assets Limited. The address of Gold Sino Assets Limited is Vistra Corporate Services Centre Ground Floor, NPF Building Beach Road Apia Samoa.

(2)

Consists of Ordinary Shares held by PT GoTo Gojek Tokopedia Tbk. The address of PT GoTo Gojek Tokopedia Tbk is Gedung Pasaraya Blok M, Gedung B, 6th and 7th Floors, Jl. Iskandarsyah II No. 2, Melawai, Kebayoran Baru, South Jakarta, Indonesia.

(3)

Consists of Ordinary Shares held by Lin Yin International Investment Co., Ltd. Huang, Teh-Tsai has power to vote or dispose of such Ordinary Shares. The address of Lin Yin International Investment Co., Ltd. is No.2, Ziyou St.,Tucheng Dist, New Taipei City 23678, Taiwan.

(4)

Consists of Ordinary Shares held by KAiA Capital Fund I L.P. Hsien-Tsong Cheng has power to vote or dispose of the Ordinary Shares held by KAiA Capital Fund I L.P. The address of KAiA Capital Fund I L.P. is 16F., No.316, Sec 6, Civic Blvd, Xinyi Dist, Taipei City 110, Taiwan.

(5)	Consists of Ordinary Shares held by Hero Motocorp Ltd. The address of Hero Motocorp Ltd. is the Grand Plaza, Plot No. 2, Nelson Mandela Road, Vasant Kunj, Phase-II, New Delhi – 110070.
(6)

Consists of Ordinary Shares held by Primerose Development Group Limited. Ming-Chung Tsai and Cheng-Tao Tsai have power to vote or dispose of such Ordinary Shares. The address of Primerose Development Group Limited is 4F. No. 13. Tangshan St., Zhongzheng, Dist., Taipei 100022, Taiwan.

(7)

Consists of Ordinary Shares held by Zoyi Capital Fund II Investment, L.P. The address of Zoyi Capital Fund II Investment, L.P. is 17F.-1, No. 76. Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei City 106, Taiwan.

(8)

Consists of Ordinary Shares held by Infinite Treasure Holdings Limited. Wu Chun-I has power to vote or dispose of such Ordinary Shares. The address of Infinite Treasure Holdings Limited is SF., No. 39. Xinle Rd., South Dist., Tainan City 702, Taiwan.

(9)

Consists of (a) 7,502,476 Ordinary Shares held by Generation IM Climate Solutions Fund II, L.P. and (b) up to 447,630 Earnout Shares issuable to Generation IM Climate Solutions Fund II, L.P. Generation IM Climate Solutions Fund II, L.P. is managed by Generation IM Climate Solutions II GP, Ltd., its general partner, which may be deemed to have beneficial ownership over the shares and exercises voting and investment control through its investment committee. The address of Generation IM Climate Solutions Fund II, L.P. is 20 Air Street, London, W1B 5AN, United Kingdom.

(10)

Consists of Ordinary Shares held by Taishin Venture Capital Investment Co., Ltd. Yu-Sheng Lin has power to vote or dispose of such Ordinary Shares. The address of Taishin Venture Capital Investment Co., Ltd. is 18F., No. 118, Sec. 4, Ren’ai Rd., Da’an Dist., Taipei City 106435, Taiwan.

(11)	Consists of Ordinary Shares held by Amazing Overseas Co., Ltd. The address of Amazing Overseas Co., Ltd. is 17F.-1, No. 76. Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei City 106, Taiwan.
(12)

Consists of (a) 9,514,888 Ordinary Shares held by National Development Fund, Executive Yuan and (b) up to 522,325 Earnout Shares issuable to National Development Fund, Executive Yuan. The address of National Development Fund, Executive Yuan is 7F No.49 Guancian Rd., Taipei, 10047. Taiwan.

(13)

Consists of Ordinary Shares held by Engine No.1 Perennial Total Value Master Fund, LP. Capital Management at Engine No. 1 LLC (“Capital Management”) is the investment advisor of Engine No.1 Perennial Total Value Master Fund, LP. Engine No.1 LLC is the umbrella registered investment adviser of Capital Management at Engine No. 1 LLC. Edward Sun is a portfolio manager of Capital Management and may be deemed to have beneficial ownership over the shares and exercises voting and investment control over the shares held by Engine No.1 Perennial Total Value Master Fund, LP. The address of Engine No.1 Perennial Total Value Master Fund, LP is 710 Sansome Street, San Francisco, CA 94111.

(14)

Consists of Ordinary Shares held by the The Segantii Asia-Pacific Equity Multi-Strategy Fund, which is managed by Segantii Capital Management Limited. Segantii Capital Management Limited may be deemed to have beneficial ownership over the shares and exercises voting and investment control over the shares. The address of The Segantii Asia-Pacific Equity Multi-Strategy Fund is C/O Segantii Capital Management Limited, 21/F, 100QRC, 100 Queen’s Road Central, Hong Kong.

(15)

Consists of (a) 3,001,575 Ordinary Shares held by CDIB Capital Growth Partners, L.P. and (b) up to 149,254 Earnout Shares issuable to CDIB Capital Growth Partners, L.P. CDIB Capital Management Corporation is the general partner of CDIB Capital Growth Partners L.P. William Ho is the President of CDIB Capital Management Corporation and may be deemed to have beneficial ownership over the shares and exercises voting and investment control over the shares. The address of CDIB Capital Growth Partners, L.P. is 12F., No.135, Dunhua N. Rd., Songshan Dist., Taipei City, Taiwan.

(16)

Consists of Ordinary Shares held by Yadea HK Holdings Limited. Jinggui Dong has power to vote or dispose of such Ordinary Shares. The address of Yadea HK Holdings Limited is No.515 Xinshan Road Xishan District Wuxi, Jiangsu,China.

(17)

Consists of Ordinary Shares held by Renowned Idea Investments Limited. The address of Renowned Idea Investments Limited is Room 3008-10, 30/F, Tower 1, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

(18)

Consists of Ordinary Shares held by Aranda Investments Pte. Ltd. Aranda is a direct wholly-owned subsidiary of Seletar Investments Pte Ltd (“Seletar”), which is a direct wholly-owned subsidiary of Temasek Capital (Private) Limited (“Temasek Capital”), which is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). In such capacities, each of Seletar, Temasek Capital and Temasek may be deemed to have voting and dispositive power over the shares held by Aranda and voting decisions regarding such shares are made by three or more individuals and such individuals may change from time to time. The address for Aranda, Seletar, Temasek Capital and Temasek is 60B Orchard Road #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.
(19)

Consists of Ordinary Shares held by PT Toba Bara Energi. The address of PT Toba Bara Energi is Treasury Tower Level 33, District 8, SCBD Lot 8, Jl Jenderal Sudirman Kav.52-53, Jakarta Selatan 12190, Indonesia.

(20)

Consists of Ordinary Shares held by 4.6692 Limited. Chin-Fu Wang and Chin-Yu Wang have power to vote or dispose of such Ordinary Shares. The address of 4.6692 Limited is No. 41, Yichang 5th St., Nantun Dist., Taichung City 408023, Taiwan.

(21)	Consists of Ordinary Shares held by Chen Chiu Yen. The address of Chen Chiu Yen is No.41, Nanzhou, Shanshang Dist., Tainan City 74342, Taiwan.
(22)	Consists of Ordinary Shares held by Dong Jinggui. The address of Dong Jinggui is No.30, Qinghua Square, Chaqiao, An Town, Xishan District, Wuxi city, Jiangsu, Province, China.
(23)	Consists of Ordinary Shares held by Aeon Motor Co., Ltd. The address of Aeon Motor Co., Ltd. is No.41, Nanzhou, Shanshang Dist., Tainan City 74342, Taiwan.
(24)	Consists of Ordinary Shares held by Min Yee The. The address of Min Yee The is House 3B, Evergreen Garden, 18 Shouson Hill Road, Deep Water Bay, Hong Kong SAR.
(25)

Consists of Ordinary Shares held by Wabush Investments Holdings Ltd. Emmanuel Desousa has power to vote or dispose of such Ordinary Shares. The address of Wabush Investments Holdings Ltd is c/o Butterfield Trust (Switzerland) Limited Boulevard des Tranchees 16, 1206 Geneva, Switzerland.

(26)

Consists of Ordinary Shares held by Camiflo Investments Ltd. Joaquin Rodriguez Torres has power to vote or dispose of such Ordinary Shares. The address of Camiflo Investments Ltd. is Unit E, 21/F., United Centre, 95 Queensway, Admiralty, Hong Kong.

(27)

Consists of (a) 1,815,775 Ordinary Shares held by Amplewood Resources Ltd. and (b) 1,880,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants. Marc Chan has power to vote or dispose of such Ordinary Shares. The address of Amplewood Resources Ltd. is Unit E, 21/F., United Centre, 95 Queensway, Admiralty, Hong Kong.

(28)

Consists of Ordinary Shares held by Oasis Investments II Master Fund Ltd. The address of Oasis Investments II Master Fund Ltd. is c/o Oasis Management (Hong Kong), 25/F, LHT Tower, 31 Queen’s Road Central, Central, Hong Kong.

(29)	Consists of Ordinary Shares held by Wang Jinlong. The address of Wang Jinlong is 49-3004 meixin Rose, No. 18 jianghua Road. Xinwu District, Wuxi city, Jiangsu Province, China.
(30)	Consists of Ordinary Shares held by Wang Jiazhong. The address of Wang Jiazhong is No.515 Xinshan Road, Xishan District, Wuxi, Jiangsu, China.
(31)	Consists of Ordinary Shares held by Chen Zi Mu. The address of Chen Zi Mu is Unit 2702, No.25, Lane 135 Xujiahui Road, Huangpu District, Shanghai, China 200023.
(32)

Consists of (a) 9,890,764 Ordinary Shares held by Peng-Lin Investment Co., Ltd. and (b) up to 590,125 Earnout Shares issuable to Peng-Lin Investment Co. Ltd. Mr. Chung-Yao Yin, a member of our board of directors, is a director of Peng-Lin Investment Co., Ltd. Mr. Yin has voting and dispositive control over the Ordinary Shares held by Peng-Lin Investment Co., Ltd. The address of Peng-Lin Investment Co., Ltd. is No. 46, Fude S. Rd., Sanchong District, New Taipei City, Taiwan 241.

(33)

Consists of (a) 3,938,801 Ordinary Shares held by Innovative Creations LLC, (b) 3,938,800 shares held by Genesis Trust & Corporate Services Limited (as trustee of the Gogoro Incorporated Management Trust), an employee benefit trust (“Genesis Trust”) for the benefit of Hok-Sum Horace Luke and Innovative Creations LLC, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination and (c) up to 470,010 Earnout Shares issuable to Innovative Creations LLC. Genesis Trust has voting control over the Ordinary Shares held on behalf of Innovative Creations LLC and Mr. Luke. Genesis Trust does not have dispositive control over the Ordinary Shares held on behalf of Innovative Creations LLC and Mr. Luke. The address of Innovative Creations LLC is 8 the Green, Suite A, Dover, Delaware 19901.

(34)

Consists of (a) 1,969,401 Ordinary Shares held by Polymath Limited, (b) 1,969,400 shares held by Genesis Trust for the benefit of Polymath Limited and Becky Nine, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination and (c) up to 235,005 Earnout Shares issuable to Polymath Limited. Genesis Trust has voting control over the Ordinary Shares held on behalf of Polymath Limited and Ms. Nine. Genesis Trust does not have dispositive control over the Ordinary Shares held on behalf of Polymath Limited and Ms. Nine. The address of Polymath Limited is Portcullis (Samoa) Ltd at Portcullis Chambers, P.O. Box 1225, Apia, Samoa.
(35)

Consists of (a) 1,969,401 Ordinary Shares held by Joy Billion Holdings Limited, (b) 1,969,400 Ordinary Shares held by Genesis Trust for the benefit of Joy Billion Holdings Limited and Becky Nine and (c) up to 235,005 Earnout Shares issuable to Joy Billion Holdings Limited. Genesis Trust has voting control over the Ordinary Shares held on behalf of Joy Billion Holdings Limited and Ms. Nine. Genesis Trust does not have dispositive control over the Ordinary Shares held on behalf of Joy Billion Holdings Limited and Ms. Nine. The address of Joy Billion Holdings Limited is Portcullis (Samoa) Ltd at Portcullis Chambers, P.O. Box 1225, Apia, Samoa.

(36)

Consists of (a) 228,071 Ordinary Shares held by Hok-Sum Horace Luke, (b) 4,376 Ordinary Shares held by Genesis Trust for the benefit of Mr. Luke, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination and, and (c) up to 13,346 Earnout Shares issuable to Mr. Luke. Genesis Trust has voting control over the Ordinary Shares held on behalf of Mr. Luke. Genesis Trust does not have dispositive control over the Ordinary Shares held on behalf of Mr. Luke.

(37)

Consists of (a) 638,888 Ordinary Shares held by Becky Nine, (b) 634,803 Ordinary Shares held by Genesis trust for the benefit of Ms. Nine, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (c) 12,249 restricted stock awards held by Genesis Trust for the benefit of Ms. Nine, which vest in equal parts over three years on the anniversary of the closing of the Business Combination, and (d) up to 76,723 Earnout Shares issuable to Ms. Nine. Genesis Trust has voting control over the Ordinary Shares held on behalf of Ms. Nine. Genesis Trust does not have dispositive control over the Ordinary Shares held on behalf Ms. Nine.

(38)

Consists of (a) 118,165 Ordinary Shares held by the Splinter Roboostoff revocable trust (the “Splinter Trust”) and (b) up to 7,050 Earnout Shares issuable to the Splinter Trust. Mr. Michael Splinter, a member of our board of directors, is a co-trustee of the Splinter Trust. The address of the Splinter Trust is 632 Lakeshore Blvd, Zephyr Cove, Nevada 89448.

(39)

Consists of (a) 164,117 Ordinary Shares held by Ming-I Peng, (b) 361,056 restricted stock awards held by Genesis Trust for the benefit of Mr. Peng, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (c) up to 31,333 Earnout Shares issuable to Mr. Peng. The address of Ming-I Peng is 5F, No. 96, Chenggong 11st St, Zhubei City, Hsinchu County, Taiwan 302.

(40)

Consists of (a) 125,458 Ordinary Shares held by Hui-Ming Cheng, (b) 96,282 restricted stock awards held by Genesis Trust for the benefit of Mr. Cheng, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (c) up to 13,228 Earnout Shares issuable to Mr. Cheng. The address of Hui-Ming Cheng is 12-2 F, No 60, Sec. 2, Dan Haw South RD., Taipei, Taiwan.

(41)

Consists of (a) 218,823 Ordinary Shares held by Bruce Aitken, (b) 656,466 restricted stock awards held by Genesis Trust for the benefit of Mr. Aitken, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (c) up to 52,222 Earnout Shares issuable to Mr. Aitken.

(42)

Consists of (a) 280,800 Ordinary Shares held by Pass Liao, (b) 175,057 Ordinary Shares held by Genesis Trust for the benefit of Mr. Liao, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (c) 317,223 restricted stock awards held by Genesis Trust for the benefit of Mr. Liao, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (d) up to 46,124 Earnout Shares issuable to Mr. Liao.

(43)

Consists of (a) 294,339 Ordinary Shares held by Alan Pan, (b) 240,704 Ordinary Shares held by Genesis Trust for the benefit of Mr. Pan, which are subject to vesting in equal parts over two years on the anniversary of the closing of the Business Combination, (c) 160,900 restricted stock awards held by Genesis Trust for the benefit of Mr. Pan, which vest in equal parts over three years on the anniversary of the closing of the Business Combination and (d) up to 41,522 Earnout Shares issuable to Mr. Pan.

(44)	Consists of (a) 3,640,175 Ordinary Shares held by Princeville Global Treasury Ltd and (b) 3,760,000 Ordinary Shares issuable upon the exercise of the Warrants. Emmanuel Desousa and Joaquin Rodriguez

Torres have power to vote or dispose of such Ordinary Shares. The address of Princeville Global Treasury Ltd is 49/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong.
(45)

Consists of (a) 3,256,550 Ordinary Shares held by Homer Sun and (b) 3,760,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants. The address of Homer Sun is House 3B, Evergreen Garden, 18 Shouson Hill Road, Deep Water Bay, Hong Kong SAR.

(46)	Consists of Ordinary Shares held by Teresa Barger. The address of Teresa Barger is 2824 Hurst Terrace NW, Washington DC, 20016.
(47)	Consists of Ordinary Shares held by Richard Hart. The address of Richard Hart is 121 East 35th Street, NY, NY 10016.
(48)	Consists of Ordinary Shares held by Christina Kosmowski. The address of Christina Kosmowski is 15 Poplar Drive, Kentfield, CA 94904.
(49)	Consists of Ordinary Shares held by Gary Wojtaszek. The address of Gary Wojtaszek is 2728 Mckinnon St Apt Ph 2104, Dallas, Texas 75201.
(50)

Consists of (a) 12,254,044 Ordinary Shares held by Far Eastern International Bank in its capacity as master custodian of Fuh HWA Smart Energy Fund and (b) up to 731,129 Earnout Shares issuable to Far Eastern International Bank in its capacity as master custodian of Fuh HWA Smart Energy Fund. Karek Wang has power to vote or dispose of such Ordinary Shares. The address of Far Eastern International Bank is 20F., No. 207, Sec. 2, Dunhua S. Rd., Da’an Dist., Taipei 106, Taiwan.

(51)

Consists of (a) 9,890,232 Ordinary Shares held by XianBase Investment, Ltd. and (b) up to 590,094 Earnout Shares issuable to XianBase Investment, Ltd.. Su Lan Chiang has power to vote or dispose of such Ordinary Shares. The address of XianBase Investment, Ltd. is 7F, No.531-1, Zhongzheng Rd., Xindian Dist., New Taipei City 231, Taiwan.

(52)

Consists of (a) 7,877,600 Ordinary Shares held by Huei Hong Investment Co., Ltd. (“Huei Hong”) and (b) up to 470,011 Earnout Shares issuable to Huei Hong Investment Co., Ltd. Huei Hong is a passive investment company, owned by multiple shareholders, the voting decision over the Ordinary Shares held by Huei Hong are made by three representatives appointed by shareholders of Huei Hong and such representatives may change from time to time. The address of Huei Hong is 1-11F No.308 Sec 2., Bade Rd., Zhongshan Dist., Taipei, Taiwan.

(53)

Consists of (a) 7,877,600 Ordinary Shares held by Chang Chun Investment Co., Ltd. (“Chang Chun”) and (b) up to 470,011 Earnout Shares issuable to Chang Chun. Chang Chun is a passive investment company, and voting and dispositive power over the shares held by Chang Chun are held by three representatives appointed by the shareholders of Chang Chun, and such representatives may change from time to time. The address of Chang Chun Investment Co., Ltd. is 1-11F No.308 Sec 2., Bade Rd., Zhongshan Dist., Taipei, Taiwan.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 26,650,000 Ordinary Shares issuable upon the exercise of the Warrants. We are also registering the offer and sale, from time to time, by the Selling Securityholders of up to 173,175,500 Ordinary Shares.

We will receive up to an aggregate of approximately $306,475,000 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders from the sale of the Registered Shares will be the purchase price of the Registered Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Registered Shares covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Shares to be made directly or through agents.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. Notwithstanding the foregoing, Selling Securityholders subject to our insider trading policy, including Hok-Sum Horace Luke, Bruce Aitken, Hui-Ming Cheng, Pass Liao, Alan Pan, Ming-I Peng, Michael Splinter and Homer Sun, and any members of their immediate families, are subject to our regular pre-clearance procedures for trading of our Ordinary Shares. Concurrently with the execution of the Merger Agreement, we entered into a Lock-up Agreement with certain shareholders. Pursuant to the Lock-Up Agreement, each holder agreed not to transfer the following securities during the applicable lock-up period, subject to customary exceptions: (i) any Ordinary Shares held by such shareholder immediately after the First Effective Time; (ii) any Ordinary Shares issuable upon the exercise of options or warrants to purchase Ordinary Shares held by such Gogoro shareholder immediately after the First Effective Time (along with such options or warrants themselves); (iii) any Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Ordinary Shares held by such Gogoro shareholder immediately after the First Effective Time (along with such securities themselves) and (iv) any Earnout Shares to the extent issued pursuant to the Merger Agreement ((i)-(iv), the “Locked-Up Shares”). For each Gogoro shareholder who is not a member of Gogoro’s management, the applicable lock-up period will be (i) with respect to 50% of such shareholder’s Locked-Up Shares, six months from and after April 4, 2022, and (ii) with respect to 50% of such shareholder’s Locked-Up Shares, 12 months from and after April 4, 2022. For each Gogoro shareholder who is a member of Gogoro’s management, the applicable lock-up period will be twelve months from and after April 4, 2022. The lock-up requirements will cease to apply after the date on which the closing price of the Ordinary Shares equals or exceeds $17.50 per share for any twenty trading days within any consecutive thirty trading day period after April 4, 2022.

Selling Securityholders may also be subject to the restrictions on transfer of shares of Rule 144 of the Securities Act if such Selling Securityholder is deemed an “affiliate” of Poema Global immediately prior to the Second Effective Time or an “affiliate” of Gogoro following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Gogoro or Poema Global (as appropriate) and may include the executive officers, directors and significant shareholders of Gogoro or Poema Global (as appropriate).

The term “Selling Securityholders” include pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Securityholders as a pledge, partnership or membership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

The Registered Shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Selling Securityholders,

•

to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Registered Shares,

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions,

•	any other method permitted pursuant to applicable law, and

•	a combination of any such methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Registered Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Registered Shares by the Selling Securityholders.

The Registered Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any securities exchange or quotation service on which the Registered Shares may be listed or quoted at the time of sale, including the Nasdaq

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Securityholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a pledgee, transferee, or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

At the time a particular offering of the Registered Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Registered Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Registered Shares by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The Selling Securityholder will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Registered Shares under this prospectus. Further, we cannot assure you that the Selling Securityholder will not transfer, distribute, devise or gift the Registered Shares by other means not described in this prospectus. In addition, any Registered Shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Registered Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Registered Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Securityholder and any other person participating in the sale of the Registered Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Registered Shares by the Selling Securityholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Registered Shares to engage in market-making activities with respect to the particular Registered Shares being distributed. This may affect the marketability of the Registered Shares and the ability of any person or entity to engage in market-making activities with respect to the Registered Shares.

With respect to those Registered Shares being registered pursuant to the PIPE Investment or the Registration Rights Agreement we have agreed to indemnify or hold harmless the Selling Securityholders and all of their officers, directors, and agents of each, and control persons, as applicable, against certain liabilities, including certain liabilities under the Securities Act. Such Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Registered Shares against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the registration of the Ordinary Shares registered hereby. With the exception of the registration fee payable to the SEC, all amounts are estimates.

Expense	Amount
SEC registration fee	$103,087
Printing expenses	$50,000
Legal fees and expenses	$250,000
Accounting fees and expenses	$50,000
Miscellaneous	$25,000

Total	$478,087

LEGAL MATTERS

The legality of the Ordinary Shares offered by this prospectus and certain other Cayman Islands legal matters will be passed upon for Gogoro by Walkers LLP. Certain legal matters relating to U.S. federal law will be passed upon for Gogoro by Wilson Sonsini Goodrich & Rosati, P.C.

EXPERTS

The consolidated financial statements of Gogoro Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Prospectus and elsewhere in the registration statement by reference to Gogoro Inc.’s Annual Report on Form 20-F for the year ended December 31, 2021, have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing. The registered business address of Deloitte & Touche is 20F, Taipei Nan Shan Plaza, No. 100, Songren Rd., Xinyi Dist., Taipei 110016, Taiwan.

The financial statements of Poema Global Holding Corp. as of December 31, 2021 and for the year ended December 31, 2021, incorporated in this Prospectus and elsewhere in this registration statement by reference to Poema Global Holding Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, has been audited by WithumSmith+Brown, PC, independent registered public accounting firm, incorporated by reference in this Prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY

Gogoro is incorporated as an exempted company under the laws of the Cayman Islands. Service of process upon Gogoro and upon its directors and officers named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of Gogoro’s assets and substantially all of Gogoro’s directors and officers are located outside the United States, any judgment obtained in the United States against Gogoro or any of its directors and officers may not be collectible within the United States.

Gogoro has irrevocably appointed Cogency Global Inc. as its agent to receive service of process in any action against Gogoro in any U.S. federal or state court arising out of the Transactions. The address of Gogoro’s agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Gogoro has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Gogoro has also been advised by its Taiwan legal counsel that any United States judgments obtained against us will be enforced by courts in Taiwan without further review of the merits only if the court of Taiwan in which enforcement is sought is satisfied with the following:

•	the court rendering the judgment has jurisdiction over the subject matter according to the laws of Taiwan;

•

if the judgment was rendered by default by the court rendering the judgment, (i) we were duly served within a reasonable period of time within the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on us with judicial assistance of Taiwan;

•	the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of Taiwan; and

•	judgments of the courts of Taiwan are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

Gogoro has also been advised by its PRC legal counsel that the recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 of which this prospectus forms a part under the Securities Act that registers the Ordinary Shares that may be offered under this prospectus from time to time. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Registered Shares, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.gogoro.com. The information on, or that can be accessed through, our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below (including any exhibits, except where otherwise noted):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 (File No. 001-41327), filed on May 2, 2022; and

•	Poema Global Holding Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-39844), filed on March 30, 2022.

Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Gogoro Inc.

11F, Building C,

No. 225, Section 2, Chang’an E. Rd.

SongShan District, Taipei City 105

Taiwan

We maintain an internet site at http://www.gogoro.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The articles of association of the Company provide that we shall indemnify our directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

Set forth below is information regarding all securities sold or granted by us within the past three years. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Business Combination and PIPE Investment

A number of investors (the “PIPE Investors”) purchased from the Company an aggregate of 29,482,000 newly-issued shares of Ordinary Shares (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $294,820,000 (the “PIPE Investment”), each pursuant to a separate subscription agreement (each, a “Subscription Agreement”), entered into on September 16, 2021, January 18, 2022 and March 21, 2022. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the PIPE Investors with respect to their PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the closing of the Company’s business combination with Poema Global Holdings Corp. (the “Business Combination”) on April 4, 2022.

In addition to the shares issued in the PIPE Investment, in connection with the Business Combination, we assumed warrants to purchase up to a total 26,650,000 Ordinary Shares at an exercise price of $11.50 per ordinary share. 9,400,000 of these warrants (the “Private Placement Warrants”) were issued in a private placement concurrently with the closing of the initial public offering of Poema Global Holdings Corp. on January 8, 2021. The Private Placement Warrants were sold at a price of $1.00 per warrant for an aggregate purchase price of $9,400,000. Subject to certain exceptions, the private placement warrants are not transferable until the later of May 4, 2022 or the time when there is an effective registration statement registering the Ordinary Shares to be issued upon exercise of such warrants. Additionally, the private placement warrants are non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. In connection with the closing of the Business Combination on April 4, 2022, the Company entered into a registration rights agreement providing for registration rights for the shares underlying the Private Placement Warrants.

Item 8.	Exhibits and Financial Statements Schedules

(a) Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit No.	Description	Filed Herewith	Incorporation by Reference
			Form	File No.	Exhibit No.	Filing Date

2.1	Agreement and Plan of Merger, dated as of September 16, 2021, by and among Gogoro Inc., Poema Global Holdings Corp., Starship Merger Sub I Limited and Starship Merger Sub II Limited.		F-4	333-261181	2.1	November 18, 2021

2.2	Plan of Merger (First Merger)		F-4	333-261181	2.2	November 18, 2021

3.1	Amended and Restated Memorandum and Articles of Association		20-F	001-41327	1.1	May 2, 2022

4.1	Specimen Ordinary Shares Certificate		F-4/A	333-261181	4.1	March 2, 2022

4.2	Specimen Warrant Certificate		F-4	333-261181	4.2	November 18, 2021

4.3	Warrant Agreement, dated as of January 5, 2021, by and between Poema Global Holdings Corp. and Continental Stock Transfer & Trust Company		F-4	333-261181	4.4	November 18, 2021

4.4	Assignment and Assumption Agreement, dated April 4, 2022, by and among Poema Global Holdings Corp., Gogoro Inc. and Continental Stock Transfer & Trust Company.		20-F	001-41327	2.5	May 2, 2022

5.1	Opinion of Walkers (Cayman) LLP as to the validity of the ordinary shares of Gogoro Inc. to be issued.	x

10.1	Form of Subscription Agreement		F-4	333-261181	10.2	November 18, 2021

10.2	Sponsor Support Agreement, dated as of September 16, 2021, by and among Gogoro Inc., Poema Global Holdings Corp. and Poema Global Partners LLC.		F-4	333-261181	10.3	November 18, 2021

10.3	Form of Registration Rights Agreement		F-4	333-261181	10.4	November 18, 2021

10.4	Form of Gogoro Shareholder Lock-Up Agreement		F-4	333-261181	10.5	November 18, 2021

10.5	Form of Director and Officer Indemnification Agreement		F-4/A	333-261181	10.7	March 2, 2022

10.6+	2013 Equity Incentive Award Plan of Gogoro Inc.		F-4	333-261181	10.8	November 18, 2021

10.7+	2016 Equity Incentive Award Pan of Gogoro Inc.		F-4	333-261181	10.9	November 18, 2021

Exhibit No.	Description	Filed Herewith	Incorporation by Reference
			Form	File No.	Exhibit No.	Filing Date

10.8+	2019 Equity Incentive Award Plan of Gogoro Inc.		F-4	333-261181	10.10	November 18, 2021

10.9+	2022 Equity Incentive Plan of Gogoro Inc.		F-4/A	333-261181	10.11	March 15, 2022

10.10	Housing Lease Agreement between Taiwan Cooperative Bank and Gogoro Taiwan Ltd. dated November 30, 2017 (EN Translation).		F-4/A	333-261181	10.11	January 12, 2022

10.11#	Capital Increase Agreement between Yadea Technology Group Co., Ltd., Jiangmen Dachangjiang Group Co., Ltd., Ai Huan Huan Energy (Shanghai) Ltd. and Gogoro Network Pte. Ltd. dated November 25, 2020 (EN Translation).		F-4/A	333-261181	10.12	January 12, 2022

10.12	Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated March 28, 2019 (EN Translation).		F-4/A	333-261181	10.13	January 12, 2022

10.13	First amendment to Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Jan 14, 2020 (EN Translation).		F-4/A	333-261181	10.14	January 12, 2022

10.14	Second amendment to Syndication Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Dec 14, 2020 (EN Translation).		F-4/A	333-261181	10.15	January 12, 2022

10.15	Term Loan Agreement of Gogoro Network with Mega International Commercial Bank Co. Ltd. dated Jan 6, 2021 (EN Translation).		F-4/A	333-261181	10.16	January 12, 2022

10.16	Term Loan Agreement of Gogoro Inc. with Mega International Commercial Bank Co. Ltd. dated Jan 6, 2021 (EN Translation).		F-4/A	333-261181	10.17	January 12, 2022

21.1	List of subsidiaries		F-4/A	333-261181	21.1	January 12, 2022

23.1	Consent of Deloitte & Touche, independent registered accounting firm for Gogoro Inc.	X

23.2	Consent of WithumSmith+Brown, PC, independent registered accounting form for Poema Global Holdings Corp	X

23.3	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney	X

107	Filing Fee table	X

+	Indicates management contract or compensatory plan or arrangement.
#	Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei City, Taiwan on May 2, 2022.

GOGORO INC.

By:	/s/ Hok-Sum Horace Luke
Name:	Hok-Sum Horace Luke
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Hok-Sum Horace Luke and Bruce Aitken, jointly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto any said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hok-Sum Horace Luke	Director and Chief Executive Officer (Principal Executive Officer)	May 2, 2022
Hok-Sum Horace Luke

/s/ Bruce Morrison Aitken	Chief Financial Officer (Principal Financial and Accounting Officer)	May 2, 2022
Bruce Morrison Aitken

/s/ Hui-Ming Cheng	Director	May 2, 2022
Hui-Ming Cheng

/s/ Ming-Shan Lee	Director	May 2, 2022
Ming-Shan Lee

/s/ Michael R. Splinter	Director	May 2, 2022
Michael R. Splinter

/s/ Homer Sun	Director	May 2, 2022
Homer Sun

/s/ Yoshihiko Yamada	Director	May 2, 2022
Yoshihiko Yamada

/s/ Chung-Yao Yin	Director	May 2, 2022
Chung-Yao Yin

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Gogoro Inc., has signed this registration statement or amendment thereto in the City of New York, State of New York, on May 2, 2022.

COGENCY GLOBAL INC.

By:	/s/ Colleen De Vries
Name: Colleen De Vries
Title: Sr. Vice President on behalf of Cogency Global Inc.